UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
     Dupes, Scott   R.
     5202 Hemingway Circle #2410
     Naples, FL 34116
     USA
2. Issuer Name and Ticker or Trading Symbol
     Citizens Community Bancorp, Inc.
     CCBI
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
4. Statement for Month/Year
   12/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)

Officer of Subsidiary
V.P. and Branch Manager

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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____________________________________________________________________________|___________________|__________________________________|
____________________________________________________________________________|___________________|__________________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Options (1)             |$5.00   |5/19/|A(2)|   2,000   |   |5/19/|5-18/|Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |97   |    |           |   | 1998| 2007|Par Value $.01      |       |            |   |            |
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Options (1)             |$5.00   |5/19/|A(2)|   2,000   |   |5/19/|5-18/|Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |97   |    |           |   | 1999| 2007|Par Value $.01      |       |            |   |            |
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Options (1)             |$5.00   |5/19/|A(2)|   2,000   |   |5/19/|5-18/|Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |97   |    |           |   | 2000| 2007|Par Value $.01      |       |            |   |            |
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Options (1)             |$5.00   |5/19/|A(2)|   2,000   |   |5/19/|5-18/|Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |97   |    |           |   | 2001| 2007|Par Value $.01      |       |            |   |            |
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Options (1)             |$5.00   |5/19/|A(2)|   2,000   |   |5/19/|5-18/|Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |97   |    |           |   | 2002| 2007|Par Value $.01      |       |            |   |            |
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Explanation of Responses:

(1)       Shares and exercise price adjusted for two-for-one split on 12/15/97.

(2) Employment at Citizens Community Bank commenced on 5/19/97 and options granted effective 5/19/97.


                                         /S/ Scott R. Dupes              2/10/98
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                                   ** Signature of Reporting Person        Date